[RAIT Letterhead]

December 15, 2008

Betsy Z. Cohen
c/o RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Re:	Change in Payment Form and Time of Cash Benefit Under the

RAIT Investment Trust Executive Pension Plan

Dear Betsy,

The purpose of this letter is to memorialize your election to change the form and time of the Cash Benefit (as defined in the Plan) that is payable to you under the RAIT Investment Trust Executive Pension Plan (the “Plan”), as authorized by RAIT Financial Trust’s Compensation Committee and permitted by the transition relief set forth in the Proposed Regulations under Section 409A of the Internal Revenue Code of 1986, as amended, and IRS Notice 2007-86. Specifically, you have elected to have the portion of the Cash Benefit that is payable to you for the 2009 tax year and later as an Actuarial Equivalent (as defined in the Plan) lump sum cash payment that will be paid to you in January 2009. Based on the actuarial factors set forth in the Plan, the amount that will be paid to you as a lump sum as a result of this election is equal to $4,389,607. Payment of this amount to you in January 2009 will fully satisfy RAIT Financial Trust’s (“RAIT”) obligations to you under the Plan and neither you nor your beneficiaries will have any rights to any future benefits under the Plan. Please note that this election does not change the portion of the Cash Benefit that is payable to you as a 50% joint and survivor annuity during the 2008 calendar year, which will continue to be paid to you in accordance with the terms of the Plan.

Please sign below where indicated and return an executed copy of this letter to Jack E. Salmon, the Chief Financial Officer of RAIT and the Plan Administrator (as defined in the Plan), no later than December 31, 2008. You should also sign the extra copy of this letter and keep it with your files. Please note that this election is a one-time opportunity to change the form of your Cash Benefit. If you do not return an executed copy of this letter to me by December 31, 2008, you will be deemed to not have made the election to convert the Cash Benefit to a lump sum payment as provided in this letter, and the Cash Benefit that is payable to you for tax years 2009 and later will continue in its current form of a 50% joint and survivor annuity.

Please call me with any questions.

Sincerely,

/s/     Jack E. Salmon_
Jack E. Salmon

I hereby elect to have the portion of the Cash Benefit that is payable to me for calendar years 2009 and later as an Actuarial Equivalent lump sum cash payment that will be paid to me in January 2009. I understand and agree that, once paid, this lump such cash payment is full satisfaction of RAIT Financial Trust’s obligations to me under the Plan and neither I nor my eligible beneficiaries shall have any future claim to a benefit under the Plan. I also understand and agree that this election does not change the form and time of payment of the portion of the Cash Benefit that is otherwise payable to me during the 2008 calendar year.

/s/ Betsy Z. Cohen _	December 15, 2008

Betsy Z. Cohen	Date